Exhibit 10.6

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made and entered into as of this 2 day of February 2022, (the “Effective Date”), by and between Parazero Technologies Ltd., an Israeli private company, having a place of business at Dov Hoz 30 Kiryat Ono, Israel (“Parazero”) and Delta Drone International Ltd (ACN 618 678 701), a company organized under the laws of Australia, having a place of business at Level 27, 101 Collins Street, Melbourne VIC 3000 (the “Delta”) (each shall also be referred to as a “Party” and collectively the “Parties”).

Whereas,	L.I.A Pure Capital Ltd. and additional entities on its behalf (collectively, “Pure”) and Delta entered into Share Purchase Agreement dated January 28, 2022 (the “SPA”), under which inter alia Pure purchased 100% of the issued and outstanding share capital of Parazero; and

Whereas,	Parazero is the developer, manufacturer and seller of commercial products as listed under Exhibit A attached hereto (the “Product/s”);

Whereas,	According to the SPA, Delta is to contract Parazero for the supply to Delta of the Products, subject to the terms and conditions herein,

Now, Therefore, in consideration of the terms, conditions and covenants herein contained, the parties hereto agree as follows:

1. Definitions and Interpretations

1.1	The preamble to this Agreement and the Exhibits attached hereto form an integral part hereof. In the event of any contradiction between the provisions of this Agreement and any of the provisions of the Exhibits, the provisions of this Agreement shall prevail.

1.2	The headlines and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

2. Scope of Agreement

Notwithstanding any agreement and other provisions to which Parazero is a party to, Parazero shall grant Delta and its subsidiaries (hereinafter collectively referred to as “Delta”) for the Term (as such term is defined below) the right to purchase directly from Parazero, or through any other entity or third-party on behalf of Parazero, all Products that are actually sold by Parazero in the relevant territory for Delta’s use and the use of specific entities associated to Delta including Delta Drone SA (but not the resale), on the drones operated by the Delta and the agreed associated entities for their business operations, according to the standard terms and conditions of Parazero (including with respect to and without limitations, its standard warranty, supply methods and timing, etc.), and the current price list attached hereto as Exhibit B, as may change from time to time, provided such changes apply to all other Parazero customers. Nothing contained herein shall be deemed as Delta’s obligation to purchase any quantity of Products or at all or that a purchase of a products will be for a minimum dollar amount. Nothing herein shall prohibit Parazero from appointing representatives, agents, distributors etc., for the Products in any territory whatsoever, including on an exclusive basis and Delta understands that in the event that any such third party is appointed by Parazero, all sales of Products may be performed through such third party and not Parazero, provided that in such event Delta shall in any event purchase the Products from such party for the same prices set forth in Exhibit B (as may change from time to time, provided such changes apply to all other Parazero customers) and if for any reason or cause the sale shall not take place, Delta shall be entitled to purchase such Products directly from the Company.

3. Payment, Purchase Orders and Delivery

3.1	Payment for any Products will be paid by Delta 30 days after receiving a validly issued tax invoice, issued by Parazero.

3.2	All sums payable by Delta under this Agreement are exclusive of VAT which shall be added to each payment according to applicable law.

3.3	Delta shall be entitled to withhold and deduct at source any tax payment required to be withheld at source under the applicable tax laws with respect to any payment hereunder, unless provided in advance with an authorization issued by the relevant tax authority to do otherwise.

3.4	All purchase orders shall be forwarded in writing by Delta to Parazero.

3.5	During the Term, Delta shall provide Parazero on a timely basis for each calendar quarter during the term of this Agreement a rolling, non-binding, quarterly forecast of orders for the Products for the next 12 months. These forecasts will be updated at least every 3 months, and sooner and where possible, if a moderate market change occurs, that impacts the sales forecast and production schedule.

3.6	Within 30 business days of receipt of purchase order, Parazero shall send the Delta an invoice detailing the estimated date of dispatch of the Products and the total price of the order. Payment shall be made within 30 days as of the invoice date.

3.7	Delivery of the Product by Parazero to Delta shall be made in accordance with terms of shipment, to be agreed upon in advance by Parazero and Delta.

3.8	Immediately following dispatch of the Products, Parazero shall inform Delta thereof and shall provide Delta with details of the marine shipping company, B/L and final documentation of the shipment (including packing list and invoice).

4. Term and Termination

4.1	This Agreement shall commence upon the Effective Date and shall remain in full force and for a period of 60 months thereafter (the “Term”).

4.2	Either Party may terminate this Agreement following the occurrence of any one of the following events, by a thirty (30) days prior written notice to the other Party, and provided such Party failed to cure such event within the notice period, the termination will take an immediate effect:

4.2.1	The commencement by the other Party of any liquidation proceedings or the adoption of a winding up resolution by the other Party;

4.2.2	The appointment of a temporary or permanent receiver, liquidator, trustee or administrator to the other Party, its business or property, entirely or in part, in a final and non-applicable court order provided that such receiver, liquidator, trustee or administrator has not been removed within forty five (45) days of its appointment.

4.2.3	Delta assigns any of its obligations to any third party without the prior written approval from Parazero, which shall be provided according to Parazero’s sole discretion.

4.2.4	Each Party shall have the right, without prejudicing its other rights at law, to terminate this Agreement upon prior written notice if Delta or Parazero commits a breach of this Agreement and, despite written demand to amend the breach, has not done so within until the lapse of the above thirty (30) days prior written notice.

4.3	Parties specifically agree that, upon termination of this Agreement), neither party shall be entitled to any compensation and/or payment of any kind, including for expenses incurred by such party in the course of this Agreement, loss of profits, loss of business, income or savings, or any other consequential or incidental damage or loss, incurred in respect of its appointment herein.

4.4	Termination of this Agreement for any cause shall not release either Party from any duties that are intended by their nature to survive and/or are expressly designated in this Agreement as surviving termination.

5. Proprietary Rights

5.1	Delta acknowledges that Parazero is the exclusive owner of all intellectual property rights, including, inter alia, any and all trademarks, trade-names, copyrights and all other proprietary rights in and to the Products, including, but not limited to, any revisions, corrections, modifications, enhancements, upgrades and/or updates, and any documentation relating thereto (“IP Rights”). Nothing in this Agreement shall constitute a waiver of Parazero’s IP Rights under any law or be deemed as a transfer of any IP Rights to Delta. Delta acknowledges that the Product/s, whether separate, combined or integrated with any other products, is the sole property of Parazero and that Delta shall not obtain any interest of any kind in the Products or any part thereof by or through this Agreement. Delta shall notify Parazero of any infringements or alterations of the Products that comes to Delta’s attention and shall assist Parazero, at Parazero’s cost in any prosecutions that Parazero may undertake. Delta shall immediately advise Parazero of any legal notices served on Delta that may reasonably be anticipated to affect Parazero or its proprietary rights.

5.2	Delta acknowledges that the trademarks, trade-names, copyrights and service marks used by Parazero in relation to the Products are the sole property of Parazero. Delta agrees that it shall not hold itself out as having acquired any proprietary rights to any trade name, trademark, or service mark of Parazero by virtue of its use thereof.

5.3	Title to the Products and IP Rights of the Products and any updates/upgrades or further modifications thereto shall remain with Parazero at all times. Delta has no right to reproduce the Products or any part thereof.

5.4	Any updates and/or upgrades provided by Parazero to Delta in the future shall be deemed incorporated into the definition of the Products and shall be deemed to be Supplier’s property.

5.5	Delta shall not reverse engineer, change, enhance, apply improvements or otherwise modify the Products (or any part thereof) in any manner whatsoever, without Parazero’s prior written approval or permit such actions by third parties.

6. Warranty, Disclaimer, Limitation of Liability

6.1	The limited warranty provided by Parazero to Delta in respect of the Products under this Agreement shall be Parazero’s standard warranty as shall be in effect from time to time. Other than set forth in the standard warranty, Parazero makes no warranties, representations or guarantees that operation of the Products shall be uninterrupted or error free. Parazero’s sole liability is that the Products shall comply with its specifications and configurations.

6.2	Any warranty made by Delta to its customers or any third parties is made by Delta alone and shall not bind Parazero or be deemed or considered as having been made by Parazero and service of any such warranty shall be the sole responsibility of Delta. Nothing in this Agreement is or shall be construed as: (i) any warranty or representation by Parazero that anything made, used, sold or otherwise disposed of under the rights granted pursuant to this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties; or (ii) an obligation on the part of Parazero to bring or prosecute actions or suits against third parties for infringement.

6.3	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS ARE SOLD HEREUNDER “AS IS”. PARAZERO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4	Parazero shall not bear any liability, whether based on contract, torts (including negligence) or any other legal theory, for incidental, consequential, indirect, special or punitive damages of any kind, or for loss of revenue or profits, loss of business or any other damages that are not direct, arising out of or in connection with this Agreement or the performance or breach hereof. Such limitation of liability shall also apply to Parazero’s employees, directors, officers, agents or representatives.

7. Miscellaneous

7.1	Independent Contractors. The relationship between the Parties is solely that of independent contractors. Neither Party has the authority to make any agreement or to incur any liability in the name or on behalf of the other Party.

7.2	Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder, in whole or in part, to any party without the other Party’s prior written consent.

7.3	Entire Agreement. The terms and provisions contained in this Agreement and all Annexes thereto constitute the entire agreement between the Parties and shall supersede all previous communications, oral or written, between the parties hereto with respect to the subject matter hereof.

7.4	Modification of Agreement. No modification, amendment or correction to this Agreement shall be binding upon either of the Parties hereto unless in writing and signed by the duly authorized representatives of both Parties.

7.5	Waiver. The failure of any Party at any time to require the strict performance of any provision hereof or to enforce any right with respect thereto shall in no manner affect the right of such Party at a later time to enforce the same and shall in no way be construed as a waiver of such provision or rights, unless specifically done so in writing.

7.6	Governing Law and Forum. This Agreement will be governed by the laws of the State of Israel without reference to its conflict of laws principles and shall be subject to the exclusive jurisdiction of the competent courts of Tel-Aviv, to the exclusion of the jurisdiction of any other court. However, each party retains the right to file for interim and/or injunctive relief in any relevant jurisdiction.

7.7	Notices. Any notice provided pursuant to this Agreement shall be in writing and sent by registered mail, courier, facsimile or e-mail, to the addresses and numbers hereunder. All notices and other communications hereunder shall be deemed to have been delivered one business day after the date personally delivered by hand, facsimile or e-mail, or ten business days after mailing by registered mail (return receipt requested).

If to Parazero:

ParaZero Technologies Ltd.
30 Dov Hoz St.
Kiryat Ono, Israel
e-mail: contact@parazero.com
Attention: Boaz Shetzer

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Offices
4 Berkowitz St.
Tel Aviv, Israel
Email: o.manor@shibolet.com
Attention: Ofer Manor, Adv.

If to Delta:

Delta Drone International Ltd.
Level 27, 101 Collins Street,
Melbourne VIC 3000
e-mail: stephen.buckley@dlti.com.au
Attention: Stephen Buckley

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Offices
4 Berkowitz St.
Tel Aviv, Israel
Email: o.manor@shibolet.com
Attention: Ofer Manor, Adv.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

/s/ Eden Attias
ParaZero Ltd.

By:	Eden Attias

Title:	Director

EXECUTED by Delta Drone International Ltd	)
(ACN 618 678 701) in accordance with section	)
127(1) of the Corporations Act 2001)

/s/ Eden Attias	/s/ Christopher Clark
Signature of Director	Signature of Director

Eden Attias	Christopher Clark
Name of Director	Name of Director

[Signature Page to Supply Agreement]

Exhibit A

#	Product	Description

1	SafeAir Phantom	Drone safety system for DJI Phantom 4 series

2	SafeAir Mavic	Drone safety system for DJI Mavic Pro and Mavic Pro 2 series

3	SafeAir 2G	Generic drone safety system for drones with a maximum take-off weight of up to 4kg

4	SafeAir Pro	Generic drone safety system for drones with a take-off weight of 4kg – 100kg

5	SafeAir M-200 Pro	Drone safety system for DJI Matrice 200 series

6	SafeAir M-300 Pro	Drone safety system for DJI Matrice 300 series

7	SafeAir M-600 Pro	Drone safety system for DJI Matrice 600 series

8	SAP	SmartAir Pro, Flight computer for drone safety system for drones of over 4kg

9	Professional Kit	An add-on for SafeAir Phantom/ Mavic to comply with ASTM F3322-18 standard and FAA regulation

10	ParaZero RC 2.0	Parazero remote controller for manual triggering of the parachute system. 2nd generation

11	SafeAir 350	Parachute launcher for up to 350kg

Exhibit B

#	Product	Price (USD)

1	SafeAir Phantom	$499

2	SafeAir Mavic	$499

3	SafeAir 2G	$750

4	SafeAir Pro	$4,800

5	SafeAir M-200 Pro	$3,400

6	SafeAir M-300 Pro	$3,800

7	SafeAir M-600 Pro	$3,800

8	SAP	$1,650

9	Professional Kit	$500

10	ParaZero RC 2.0	$500

11	SafeAir 350	$15,000